Exhibit 10.17

November 17, 2011

Ms. Rosemary A. Crane

Re: Separation Agreement

Dear Rose:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Epocrates, Inc. (“Epocrates” or the “Company”).

1.             Separation Date; Board Resignation. Your last day of employment and your employment termination date was November 16, 2011 (the “Separation Date”). Such termination is a “separation from service” for all purposes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). As of the Separation Date, you ceased to hold the positions of President and Chief Executive Officer, or any other officer or employment position with the Company or any of its subsidiary entities. In addition, no later than the date that you return this signed Agreement, you will submit the signed letter of resignation of your position as a director on the Company’s Board of Directors (“Board”) effective as of the Separation Date, in the form attached hereto as Exhibit A, which includes your resignation from any board of directors of any subsidiary of the Company.

2.             Final Accrued Salary. On or as soon as practicable following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. As you know, Epocrates does not provide vacation accrual, or accrual of other paid time off, and, as a result, you do not have any accrued and unused vacation or other paid time off to be paid upon termination of employment.

3.             Severance Benefits. If you sign, date and return this Agreement no later than by the close of business on December 9, 2011, you comply fully with your obligations hereunder, and you allow the releases contained herein to become effective, then the Company will provide you with the severance benefits set forth below (the “Severance Benefits”), consisting of Severance Payments, COBRA payments, and Accelerated Vesting (all as discussed below) consistent with Section 11 of your offer letter agreement with the Company dated February 25, 2009, as amended (the “Offer Letter”) for a termination “without Cause,” and additional severance benefits as provided in the last sentence of Section 3(a) and in Section 3(d) below:

(a)           Severance Payments. You will receive severance pay equal to twelve (12) months of your base salary in effect as of the Separation Date, less required deductions and withholdings, paid in the form of salary continuation payments on the Company’s standard payroll dates (beginning with the first payroll date on or after December 16, 2011) (the “Severance Payments”). The first Severance Payment you receive will be a “catch up” payment that consists of the total amount of severance pay that you would have received if the

Severance Payments had commenced as of the first payroll date following the Separation Date. In addition, you will receive a separate lump sum severance payment of $100,000, less required deductions and withholdings, to be paid on or within ten (10) business days following the Effective Date of this Agreement (as defined in Section 12(d)).

(b)           COBRA Payments. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you so elect. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law. Provided that you timely elect continued group health insurance coverage under COBRA, the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents until the earliest of (i) November 31, 2012, (ii) the expiration of your (or your dependents’) eligibility for continuation coverage under COBRA, and (iii) the date when you become eligible for group health insurance coverage in connection with new employment or self-employment (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage during the period provided in this section, you must immediately provide written notice to the Company of such event, and the Company’s obligation to pay COBRA premiums on your behalf shall cease.

(c)           Acceleration of March 2009 Stock Options. Pursuant to the terms of the stock option agreements between you and the Company (the “Option Agreements”) and the terms of the Company’s applicable equity incentive plans, vesting of your outstanding options to purchase shares of common stock of the Company (collectively, the “Options”), and vesting of your Restricted Stock Units granted on August 25, 2010, will cease effective as of the Separation Date, and all unvested shares subject to such Options, and all unvested Restricted Stock Units, will terminate as of the Separation Date. Notwithstanding the above, as part of the Severance Benefits, the two options granted to you on March 2, 2009 (the “March 2009 Options”), which consist, in the aggregate, of 735,533 shares at an exercise price of $12.11 per share, will be subject to accelerated vesting such that the additional number of shares subject to the March 2009 Options which would have become vested if your employment had continued for a period of twelve (12) months after the Separation Date will become vested and exercisable as of the Separation Date (the “Accelerated Vesting”). Following the Accelerated Vesting, a total of 674,237 shares (in the aggregate) subject to the March 2009 Options will be vested and exercisable.

(d)           Extended Exercise Period. The Board has approved an amendment of the post-termination exercise period set forth in the Option Agreements (consisting of the March 2009 Options and the stock options granted May 8, 2009 (covering 44,654 shares of the Company’s common stock)), so that you may exercise such vested Options following your termination of employment until the earliest of: (i) twelve (12) months following the Separation

Date, (ii) the expiration date set forth in the applicable stock option agreement, (iii) the effective date of a Change in Control (as such term is described or defined in the applicable equity incentive plan), and (iv) the date you breach your obligations to the Company under this Agreement or your Confidential Information Agreement (as defined below). In addition, your rights to exercise the stock options granted to you on October 30, 2008 (“October 2008 Option”) in connection with your service as a director on the Board (covering 31,440 shares of the Company’s common stock) were previously modified such that you may exercise the October 2008 Option at any time during the term of the option. Except as amended hereby, your rights to the Options and Restricted Stock Units are governed in full by your applicable award agreements and the applicable equity incentive plan.

(e)           Health Service Act Issues. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf as provided above would result in the Company’s incurring costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you on the last day of each remaining month of the COBRA Payment Period a fully-taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.

(f)            Tax Consequences. It is important to understand that the amendments contemplated by this Agreement to your March 2009 Options (which qualified as incentive stock options) may result in such Options losing incentive stock option status and converting to nonstatutory options. The Company is not providing any tax advice or guidance to you, and you arc strongly encouraged to seek advice concerning the tax aspects of this Agreement (including with respect to your Options) from your personal tax advisors. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), all payments made under this Agreement, including without limitation your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise), shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. The Severance Benefits are intended to satisfy the requirements for the exemptions from application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and any ambiguities herein shall be interpreted accordingly.

4.             Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance or severance benefits, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned, are not owed, and will not be provided, any bonus, incentive compensation, commissions, MBO payments, or equity, unless expressly provided herein.

5.             Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your legitimate and fully documented expenses pursuant to its regular business practice.

6.             Return Of Company Property. You agree to return to the Company, no later than within five (5) business days after the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timing set forth above. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than within five (5) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Your timely compliance with this Section 6 is a precondition to the Severance Benefits.

7.             Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Inventions Assignment Agreement with the Company (the “Confidential Information Agreement”), a signed copy of which is attached hereto as Exhibit B.

8.             SEC Filing. The Company anticipates that it will file this Agreement and/or a summary of its terms with the federal Securities Exchange Commission in accordance with the Securities Exchange Act and its regulations and, as a result, this Agreement and its terms will become publicly available.

9.             Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

10.          No Voluntary Adverse Action and Cooperation. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parent, subsidiary, or affiliate entities, or their officers, directors, members, employees or agents, except in the course of a government investigation or as required by compulsion of law (including as required by a subpoena). In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties (e.g., demands to produce documents or testimony pursuant to subpoena), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you may incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11.          No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

12.          Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, and except as set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Offer Letter); (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the New Jersey Law Against Discrimination, and the New Jersey Conscientious Employee Act.

(c)           Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your Indemnity Agreement with the Company dated February 1, 2011 (a signed copy of which is attached as Exhibit C), the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)           ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (i) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). Since you asked for, and received, material changes in this Agreement to your benefit, you agree to waive an additional twenty-one (21) day review period, to which you may otherwise be entitled. Accordingly, your twenty-one (21) day review period under the ADEA will be deemed to have started on November 17, 2011, the date you received the original version of this Agreement.

(e)           Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement

13.          Representations.  You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, any applicable law or any Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

14.          Miscellaneous.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, by no later than the close of business on December 9, 2011, you must sign below and sign the Board resignation letter attached hereto as Exhibit A, and return both fully signed documents to me. If I do not receive these signed documents by such date, the Company’s offer to provide the Severance Benefits will expire.

I wish you good luck in your future endeavors.

Sincerely,

EPOCRATES, INC.

By:	/s/ Matt Kaminer
Matthew Kaminer
General Counsel and Secretary

Exhibit A – Board Resignation Letter

Exhibit B – Confidential Information and Inventions Assignment Agreement

Exhibit C – Indemnity Agreement

REVIEWED, UNDERSTOOD, AND AGREED:

/s/ Rosemary Crane	12/9/11
Rosemary A. Crane	Date

EXHIBIT A

BOARD RESIGNATION LETTER

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ROSEMARY A. CRANE

November 16, 2011

Board of Directors

Epocrates, Inc.

1100 Park Place, Suite 300

San Mateo, CA 94403

Re: Resignation from Board of Directors

To the Board of Directors:

I hereby confirm my resignation from the Board of Directors of Epocrates, Inc., and the board of directors of any subsidiary entities thereof, effective as of November 16, 2011. I wish the Company the best of success in the future.

Sincerely,

/s/ Rosemary A. Crane
Rosemary A. Crane

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